Exhibit 99.1

June 25, 2007

News Release

Source: EnXnet, Inc

EnXnet Successfully Manufactures Multimedia Gift CardTM

Ready To Begin Delivery Of Revolutionary Product To The Market And Gearing Up For 2007 Holiday Season

Tulsa, OK, June 25, 2007, EnXnet, Inc, (OTCBB Symbol: EXNT) (German Symbol E8U; German WKN# A0HMDW) has successfully produced their first production units of the Multimedia Gift CardTM, utilizing their proprietary ThinDiscTM technology.

EnXnet is now ready to begin delivering this revolutionary product to the market place. EnXnet is gearing up for the 2007 Holiday Season which is expected to be the biggest ever for the sale of gift cards. EnXnet is believed to have the most exciting alternative to the static, non-interactive, gift cards currently available to consumers.

Utilizing EnXnet’s ThinDiscTM technology, gift cards can now be fully interactive. The cards can provide detailed product information including new features and services, Internet connectivity, special online promotions, printable coupons and many other special features.

The U.S. Gift Card continues to escalate at a rapid pace. According to CNNMoney.com, the two months of November and December 2005 saw over $18.5 billion spent on gift cards. CNNmoney.com goes on to state that 2006’s total gift cards sales exceeded $56 billion. The forecast for 2007 gift card sales is over $90 billion, with 2008 sales anticipated to be in the range of $150 billion. The Multimedia Gift CardTM is the only option to provide marketers and consumers a fully interactive solution in this format.

“This is an important moment for EnXnet”, said Ryan Corley, CEO of EnXnet. “We should have a profound effect on the way gift cards are viewed and utilized in the market. I anticipate that we will be ready to participate this coming holiday season.”

Mr. Corley will be addressing shareholders during a webcast and subsequent teleconference on Tuesday, June 26th, at Noon Eastern Time, logon here for the webcast.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company’s financial results may be found in the company’s filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004